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                                                                    EXHIBIT 23.5

                          INDEPENDENT AUDITOR'S CONSENT

To the Board of Directors
AccuMed International, Inc.


We consent to incorporation by reference in the registration statements (NO. 333-04715,033-98902,333-07681 and 333-28125) on Form S-3 of AccuMed
International, Inc. of our report dated March 18, 1997, relating to the statement of net assets sold of Difco Microbiology Systems, Incorporated as of December 31, 1996 and 1995, and the related statements of revenue and expenses, equity and cash flows for the years then ended, which report appears in the report on the Current Report on Form 8-K/A dated March 3, 1997 and the amendments thereto. We also consent to the reference to our firm in the prospectus under the caption "Experts."



PERRIN, FORDREE & COMPANY, P.C.


Troy, Michigan
December 9, 1997